                                                                    Exhibit 10.1

                                CREDIT AGREEMENT

                          dated as of November 7, 2002

                                  by and among

                 INTEREP NATIONAL RADIO SALES, INC., as BORROWER

                                       and

                 THE OTHER ENTITIES PARTY HERETO, as GUARANTORS

                                       and

                            THE LENDERS PARTY HERETO

                                       and

           GUGGENHEIM INVESTMENT MANAGEMENT, LLC, as COLLATERAL AGENT

Section                                                                     Page
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
1.   DEFINITIONS .........................................................    1

2.   MAKING OF LOANS .....................................................   12

     2.1   Making of Loans and Issuance of Warrant .......................   12

     2.2   Closing .......................................................   12

     2.3   Optional Prepayment ...........................................   13

     2.4   Repayment of Loans ............................................   13

     2.5   Use of Proceeds ...............................................   13

     2.6   Interest on Notes .............................................   13

     2.7   Receipt of Payments ...........................................   14

     2.8   Application of Payments .......................................   14

     2.9   Sharing of Payments ...........................................   14

     2.10  Access ........................................................   15

     2.11  Taxes .........................................................   15

3.   COLLATERAL AGENT'S REPRESENTATIONS AND WARRANTIES ...................   15

     3.1   Investment Intention ..........................................   15

     3.2   Accredited Investor ...........................................   16

4.   CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES ......................   16

     4.1   Authorized and Outstanding Shares of Capital Stock ............   16

     4.2   Authorization and Issuance of Stock ...........................   16

     4.3   Securities Laws ...............................................   16

     4.4   Corporate Existence; Compliance with Law ......................   17

     4.5   Subsidiaries ..................................................   17

     4.6   Corporate Power; Authorization; Enforceable Obligations .......   17

     4.7   Financial Statements ..........................................   18

     4.8   Property Interests ............................................   18

     4.9   Material Contracts; Indebtedness; Liens .......................   19

     4.10  Environmental Protection ......................................   19

     4.11  Labor Matters .................................................   20

     4.12  Other Ventures ................................................   21

     4.13  Taxes .........................................................   21

     4.14  No Litigation .................................................   21

                               TABLE OF CONTENTS

                                CREDIT AGREEMENT

Section                                                                                  Page
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
     4.15   Brokers ..................................................................    22

     4.16   Employment Agreements ....................................................    22

     4.17   Patents, Trademarks, Copyrights and Licenses .............................    22

     4.18   No Material Adverse Effect ...............................................    22

     4.19   ERISA ....................................................................    22

     4.20   SEC Documents ............................................................    24

     4.21   Ordinary Course of Business ..............................................    25

     4.22   Insurance ................................................................    25

     4.23   Accounts Receivable ......................................................    25

     4.24   Minute Books .............................................................    25

     4.25   Full Disclosure ..........................................................    25

5.   COVENANTS .......................................................................    25

     5.1    Affirmative and Financial Covenants ......................................    25

     5.2    Negative Covenants .......................................................    30

6.   CONDITIONS PRECEDENT ............................................................    32

     6.1    Conditions Precedent .....................................................    32

     6.2    Additional Conditions ....................................................    33

7.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES ..........................................    34

     7.1    Events of Default ........................................................    34

     7.2    Remedies .................................................................    36

     7.3    Waivers by the Credit Parties ............................................    36

     7.4    Right of Set-Off .........................................................    36

8.   INDEMNIFICATION .................................................................    37

9.   COLLATERAL AGENT ................................................................    37

     9.1    Collateral Agency Provisions .............................................    37

10.  MISCELLANEOUS ...................................................................    40

     10.1   Complete Agreement; Modification of Agreement; Sale of Interest ..........    40

     10.2   Fees and Expenses ........................................................    41

     10.3   No Waiver by Lender ......................................................    42

                               TABLE OF CONTENTS

                                CREDIT AGREEMENT

Section                                                                          Page
-------                                                                          ----
     10.4     Remedies .......................................................    42

     10.5     Waiver of Jury Trial ...........................................    42

     10.6     Severability ...................................................    42

     10.7     Binding Effect; Benefits .......................................    42

     10.8     Conflict of Terms ..............................................    42

     10.9     Governing Law ..................................................    43

     10.10    Notices ........................................................    43

     10.11    Survival .......................................................    43

     10.12    Section and Other Headings .....................................    43

     10.13    Counterparts ...................................................    43

     10.14    Publicity ......................................................    44

     10.15    Confidentiality ................................................    44

                               TABLE OF CONTENTS

                                CREDIT AGREEMENT

Section                                                                     Page
-------                                                                     ----
Schedule A            -      Lender
Schedule B            -      Credit Parties

Schedules

Schedule     4.1      -      Stock and Warrants
Schedule     4.5      -      Subsidiaries
Schedule     4.7      -      Financial Statements; Other Obligations
Schedule     4.8      -      Ownership and Properties
Schedule     4.9      -      Material Contracts and Indebtedness
Schedule     4.10     -      Environmental Matters
Schedule     4.12     -      Other Ventures
Schedule     4.13     -      Taxes
Schedule     4.14     -      Litigation
Schedule     4.15     -      Brokers
Schedule     4.16     -      Employment Contracts
Schedule     4.17     -      Patents, Trademarks, Etc.
Schedule     4.18     -      Material Adverse Effect
Schedule     4.19     -      ERISA
Schedule     4.22     -      Insurance

Exhibits

Exhibit A                    Form of Warrant
Exhibit B                    Form of Guarantee
Exhibit C                    Form of Security Agreement
Exhibit D                    Form of Note
Exhibit E                    Opinion of Counsel to the Credit Parties

                                CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of November 7, 2002, by and among Interep National Radio Sales, Inc., a New York corporation, as borrower ("Interep"), and each of the entities listed as a guarantor on the signature pages hereto, as guarantors (each such entity and any Additional Guarantor, a "Guarantor" and collectively, the "Guarantors"; Interep and each Guarantor individually, a "Credit Party" and collectively, the "Credit Parties"), and each of the entities listed as a Lender on the signature pages hereto (individually, a "Lender" and, collectively, the "Lenders") and Guggenheim Investment Management, LLC, as collateral agent (the "Collateral Agent").

                              W I T N E S S E T H :

         WHEREAS, Interep has requested the Lenders to make to Interep certain senior secured Loans in the aggregate principal amount of $10,000,000 as provided herein, and the Lenders have agreed to make such senior secured Loans to Interep, upon the terms and conditions hereinafter provided;

         WHEREAS, in connection with the making of the senior secured Loans by the Lenders, Interep has agreed to issue to the Collateral Agent, upon the terms and conditions hereinafter provided, a warrant in the form of Exhibit A attached hereto (the "Warrant") exercisable for 225,000 shares of Class A Common Stock, $0.01 par value, of Interep ("Class A Common Stock");

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.   DEFINITIONS

         "Additional Guarantor" shall mean any Subsidiary of any Credit Party that becomes a Guarantor pursuant to Section 5.1(k).

         "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint ventures and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" shall mean this Credit Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

         "Backlog Amount" shall mean, with respect to any National Representative Contract at any time, an amount equal to the product of (x) 85% of the average monthly billings by the radio stations party to such National Representative Contract, calculated based on such billings actually made by such radio stations during the 12-month period ending on such date, times (y) the commission rate applicable to such National Representative Contract times (z) the number of months remaining until the termination of such National Representative Contract.

         "Backlog Amount Report" shall mean a report prepared by the Credit Parties detailing the Backlog Amount for each National Representative Contract to which any Credit Party is a party and the details necessary for the calculation of such Backlog Amount, all in a form to be agreed upon by Interep and the Collateral Agent.

         "Balance Sheet" shall have the meaning set forth in Section 4.7(a) hereof.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

         "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of Interep or a Subsidiary of Interep, any such lease under which Interep or such Subsidiary is the lessor.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

         "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than six months from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor's Corporation ("S&P) or Moody's Investors Service, Inc. ("Moody's"); (iii) certificates of deposit maturing no more than one year from the date of creation thereof, issued by any commercial bank incorporated under the laws of the United States of America, having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of at least "A-1" by S&P or "P-1" by Moody's and (iv) shares of any money market fund that (A) has at least 95% of its assets invested continuously in the types of investments described in clauses (i) through (iii) above, (B) has net assets of not less than $200,000,000 and (C) is rated at least "A-1" by S&P or "P-1" by Moody's.

         "Change of Control" shall mean any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of either the issued and outstanding shares of common stock of Interep or the voting power of the issued and outstanding capital stock of Interep; (b) any Credit Party shall be a party to a merger or consolidation in which such Credit Party is not the survivor or in which such Credit Party's stockholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor, provided, however, that any merger or consolidation of any Credit Party other than Interep into or with another Credit Party shall not be deemed a "Change of Control"; (c) any Credit Party shall have sold, leased or otherwise transferred all or substantially all of its assets to any Person other than a Credit Party, or (d) Interep shall fail to have beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of all of the issued and outstanding shares of capital stock of each Guarantor.

         "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Interep's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) Interep's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of Interep's or any of the Subsidiaries' business.

         "Class A Common Stock" shall have the meaning set forth in the Recitals of this Agreement.

         "Closing" shall have the meaning set forth in Section 2.2 hereof.

         "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

         "Closing Fee" shall mean a fee in an amount equal to 3.00% of the aggregate principal amount of the Loans made by the Lenders at the Closing, payable by the Credit Parties to the Collateral Agent.

         "COBRA" shall have the meaning set forth in Section 4.19(m) hereof.

         "Collateral" shall mean, collectively the Collateral, as such term is defined in the Security Agreement and the Pledged Collateral, as such term is defined in the Pledge Agreement.

     "Collateral Documents" shall mean the Guaranty, the Security Agreement and the Pledge Agreement.

     "Compensation" shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

     "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

     "EBITDA" shall mean, with respect to any Person for any period, the result of (i) such Person's and its Subsidiaries' consolidated net earnings (or loss), minus (ii) the aggregate amount of all extraordinary gains of such Person and its Subsidiaries for such period, plus (iii) the aggregate amount of all extraordinary losses, non-cash expenses, interest expense, income taxes, and depreciation and amortization of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

     "Eligible Accounts Receivable" shall mean those accounts receivable created by any Credit Party in the ordinary course of its business, that arise out of any Credit Party's sale of goods or rendition of services; provided, however, that Eligible Accounts Receivable shall not include (i) accounts receivable that are not payable in Dollars and (ii) accounts receivable that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent.

     "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.(S) 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C.(S) 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.(S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.(S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C.(S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C.(S) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.(S) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.(S) 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C.(S) 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

         "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a hazardous substance or threatened Spill of any Hazardous Substance.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) under common control with such Credit Party and which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding the Lenders, the Collateral Agent and each other person which would not be an ERISA Affiliate if the Collateral Agent did not own any issued and outstanding shares of Stock of such Credit Party.

         "Event of Default" shall have the meaning set forth in Section 7.1 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

         "Financials" shall mean the financial statements referred to in Section 4.7(a) hereof.

         "Fiscal Year" shall mean the twelve month period ending December 31. Subsequent changes of the fiscal year of Interep shall not change the term "Fiscal Year," unless the Required Lenders shall consent in writing to such changes.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of the financial covenants contained in Section 5.1(h) hereof, GAAP shall be as in effect on the date of the most recent Financials and shall be applied in a manner consistent therewith.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

         "Guaranty" shall mean that certain Guaranty, dated as of the Closing Date, executed by the Guarantors in favor of the Collateral Agent, for the benefit of the Lenders, in the form of Exhibit B attached hereto.

         "Hazardous Substance" shall have the meaning set forth in Section 4.10 hereof.

         "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations,
(v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause
(i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all liabilities under Title IV of ERISA.

         "Interest Payment Date" shall have the meaning assigned to such term in
Section 2.6(a) hereof.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "Lender" shall have the meaning set forth in the first paragraph of this Agreement.

         "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Loan" shall have the meaning set forth in Section 2.1.

         "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to the Lenders or the Collateral Agent, in connection with this Agreement or the transactions contemplated hereby, other than the Warrant.

         "Material Adverse Effect" shall mean material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Credit Parties, taken as a whole or (ii) Interep's or the other Credit Parties', taken as a whole, ability to pay the Obligations in accordance with the terms hereof and the other Loan Documents.

         "Material Contracts" shall mean (i) all of each Credit Party's and its Subsidiaries' contracts, agreements, leases or other instruments to which such Credit Party or its Subsidiaries is a party or by which such Credit Party, its Subsidiaries or their properties are bound, which involve annual payments by or to such Credit Party or its Subsidiaries of more than $1,000,000 or which are filed as exhibits to any filing with the SEC, (ii) all of each Credit Party's and its Subsidiaries' loan agreements, credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, letters of credit or other debt instruments (iii) all material operating or capital leases for equipment or conditional sales contracts which involve annual payments by or to such Credit Party or its Subsidiaries of more than $1,000,000 to which any Credit Party or any of its Subsidiaries is a party, (iv) all agreements pursuant to which any Credit Party or its Subsidiaries has agreed not to compete in radio advertising representation or to otherwise restrict its radio representation activities, (v) all contracts for the employment of any officer or employee to which any Credit Party or any of its Subsidiaries is a Party, (vi) each consulting agreement which involves an aggregate annual payment of $1,000,000 or more, (vii) any guarantees by any Credit Party or any of its Subsidiaries, (viii) all distributor and sales agency agreements,
(ix) all National Representative Contracts to which any Credit Party or any of its Subsidiaries is a party and which have generated, over the 12 month period ended June 30, 2002, or for determination dates occurring after the date of this Agreement, over the most recently ended four fiscal quarters of Interep ending on such date, not less that $100,000 of commission revenue and (x) all other material contracts not made in the ordinary course of business.

         "Maturity Date" shall mean November 7, 2007

         "Maximum Lawful Rate" shall have the meaning set forth in Section 2.6(d) hereof.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Interep, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "National Representative Contract" shall mean, with respect to any Credit Party, a contract between such Credit Party and a radio station or a group of radio stations providing such Credit Party commissions for advertising representation services provided.

         "Non-Guarantor Subsidiary" shall mean any existing, newly established or acquired Subsidiary of any Credit Party, that is not a Guarantor party to this Agreement and that has aggregate revenues, together with all other such Subsidiaries, during any consecutive 12-month period, of less than $5,000,000.

         "Non-Recourse Debt" shall mean Indebtedness (i) as to which no Credit Party (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Non-Guarantor Subsidiary) would not permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes issued hereby) of any Credit Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of any Credit Party.

         "Notes" shall have the meaning set forth in Section 2.1.

         "Obligations" shall mean all amounts owing by the Credit Parties to the Lenders or the Collateral Agent and any of their respective assignees pursuant to any of the Loan Documents, including, without limitation, all principal, interest, fees, expenses, attorneys' fees and any other sum payable by the Credit Parties under any of the Loan Documents.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Pension Plan" shall have the meaning set forth in Section 4.19(a) hereof.

         "Permitted Indebtedness" shall mean, with respect to any Credit Party,
(i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of any Credit Party; (v) all deferred taxes, (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law, (vii) Capital Lease Obligations not in excess of an aggregate of $2,500,000 at any time outstanding,
(viii) intercompany Indebtedness to any other Credit Party; provided, however, that if Interep is the obligor on such Indebtedness, it is expressly subordinated to the Loan, (ix) Indebtedness with respect to a performance, surety or appeal bond incurred in the ordinary course of business and (x) Indebtedness by any Non-Guarantor Subsidiary of Non-Recourse Debt.

         "Permitted Liens" shall mean the following: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (v) workers, mechanics, suppliers, carriers, warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (vii) Liens arising in the ordinary course of business in connection with obligations that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to, Liens under bid, performance and other surety bonds, supercedes and appeal bonds, landlord Liens arising under leases of real property, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur, and Liens upon funds collected temporarily from others pending payment or remittance on their behalf; (viii) Liens securing Capital Lease Obligations permitted pursuant to the definition of Permitted Indebtedness hereunder, (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (x) Liens existing on the date hereof and described on Schedule 4.9 hereto.

         "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Plan" shall have the meaning set forth in Section 4.19(a) hereof.

         "Pledge Agreement" shall mean the Pledge Agreement, dated as of the Closing Date, executed by Interep, McGavern Guild, Inc., Interep New Media, Inc. and Interep Interactive, Inc., in favor of the Collateral Agent, for the benefit of the Lenders, pledging such Credit Parties' equity interests in other Credit Parties.

         "Prepayment Premium" shall mean, with respect to any prepayment of principal of the Loans, an amount equal to such principal amount prepaid multiplied by the following percentage:

         If prepaid during the 12-month period
         ending on the following anniversary
         dates of the Closing Date                                   %
         -------------------------------------                       -
         First anniversary                                           5%

         Second anniversary                                          4%

         Third anniversary                                           3%

         Fourth anniversary                                          2%

         Fifth anniversary                                           1%

         "Required Lenders" shall mean Persons who hold at least a majority of the outstanding principal amount of the Loans.

         "Restricted Payment" shall mean (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of any Credit Party's Stock or (ii) any payment on account of the purchase, redemption or other retirement of any Credit Party's Stock or any other payment or distribution made in respect of any Stock of any Credit Party, either directly or indirectly.

         "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

         "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

         "Security Agreement" shall mean that certain Security Agreement, dated as of the Closing Date, executed by the Credit Parties in favor of the Collateral Agent, for the benefit of the Lenders, in the form of Exhibit C attached hereto.

         "Spill" shall have the meaning set forth in Section 4.10 hereof.

         "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

         "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

         "Taxes" shall have the meaning set forth in Section 2.11(a) hereof.

         "Transaction Documents" shall mean the Loan Documents and the Warrant.

         "Warrant" shall have the meaning set forth in the Recitals of this Agreement.

         "Welfare Plan" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Interep, any of its Subsidiaries or any ERISA Affiliate.

         "Withdrawal Liability" means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

         References to this "Agreement" shall mean this Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

         Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.   MAKING OF LOANS

         2.1 Making of Loans and Issuance of Warrant. Subject to the terms and conditions set forth in this Agreement, the Lenders agree, severally and not jointly, to make a senior secured loan ("Loan") to Interep on the Closing in an amount equal to the amount set forth opposite each such Lender's name on Schedule A. The aggregate principal amount of all of the Loans to be made on the Closing Date shall be $10,000,000. Each Loan made by a Lender shall be evidenced by a promissory note (individually, a "Note" and together with each other Note, the "Notes"), executed by Interep and payable to such Lender, substantially in the form of Exhibit D hereto.

         (a) Subject to the terms and conditions set forth in this Agreement, Interep agrees to issue to the Collateral Agent, on the Closing Date, the Warrant.

         2.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place on November 7, 2002 or such date and time as shall be mutually agreed to by the parties hereto (the "Closing Date") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto. On the Closing Date, Interep will deliver to each Lender a Note payable to such Lender evidencing the Loan by such Lender. On the Closing Date, Interep will deliver to the Collateral Agent the Warrant and the Closing Fee.

         2.3 Optional Prepayment. Interep shall have the right, on 10 days prior written notice to the Lenders, to voluntarily prepay all or any portion (in multiples of not less than $500,000) of the amount outstanding on the Loans, on a pro rata basis among each of the Lenders. Each prepayment shall be accompanied by the payment of all accrued and unpaid interest on the Loans through the date of payment and the applicable Prepayment Premium.

         2.4 Repayment of Loans. Interep promises to repay the entire unpaid principal amount of, and any unpaid and accrued interest on, the Loans on the Maturity Date.

         2.5 Use of Proceeds. The proceeds of the Loans shall be used solely for working capital needs of the Credit Parties, Capital Expenditures permitted under Section 5.2(k) and to pay related transaction costs, fees and expenses.

         2.6 Interest on Notes. (a) Interep shall pay, in cash, interest on the Loans to each Lender, quarterly in arrears on the first day of each fiscal quarter commencing on January 1, 2003, through the date of repayment in full (each, an "Interest Payment Date"), at a rate per annum equal to 8.125%, on such Lender's ratable share of the aggregate principal amount of the Loans.

         (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate for such Loan during such extension.

         (c) So long as any Event of Default shall be continuing, the rate of interest applicable to the Loans shall be increased by 2% per annum above the rate of interest otherwise applicable to the Loans.

         (d) Notwithstanding anything to the contrary set forth in this Section 2.6, if at any time until payment in full of the Loans, the interest rate payable on any of the Loans exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on such Loans shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate payable on such of the Loans is less than the Maximum Lawful Rate, Interep shall continue to pay interest thereunder at the Maximum Lawful Rate until such time as the total interest received by the Lenders is equal to the total interest which they would have received had the interest rate on such Loans been (but for the operation of this paragraph) the applicable interest rate payable since the Closing Date. Thereafter, the interest rate payable on such Loans shall be the applicable interest rate pursuant to clauses
(a) through (c) above unless and until such rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender for any Loans pursuant to the terms hereof exceed the amount which it could lawfully have received for such Loans had the interest due hereunder for such Loans been calculated for the full term thereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.6(d), shall make a final determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due or accrued and not yet paid on the Loans, then to the outstanding principal of the Loans, then to other unpaid Obligations and thereafter shall refund any excess to Interep or as a court of competent jurisdiction may otherwise order.

         2.7 Receipt of Payments. Interep shall make each payment on the Loans not later than 5:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to each Lender's respective depository bank in the United States as designated by such Lender from time to time for deposit in such Lender's depositary account. For purposes only of computing interest on the Loans, all payments shall be applied by each Lender to the Loans on the day payment has been credited by such Lender's depository bank to such Lender's account in immediately available funds.

         2.8 Application of Payments. All payments hereunder shall be applied in the following order: (i) then due and payable or accrued interest on the Loans;
(ii) then due and payable fees and expenses; (iii) then outstanding principal of the Loans; and (iv) then other unpaid Obligations.

         2.9 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans held by it in excess of its ratable share of payments on account of all Loans, such Lender shall forthwith purchase from each other Lender such participations in the Loan held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Interep agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Interep in the amount of such participation. Interep further agrees to make all payments on the Loans to all Lenders on a pro rata basis, based on the principal amount of the Notes held by each.

         2.10 Access. The Collateral Agent and any of its officers, employees and/or agents shall have the right, at their own expense prior to an Event of Default and at Interep's expense during the continuance of an Event of Default and during normal business hours, to visit and inspect the properties and facilities of Interep and its Subsidiaries and to inspect, audit and make extracts from all of Interep's and its Subsidiaries' records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Interep and its Subsidiaries with the principal officers of Interep, all at such reasonable times, upon reasonable notice and as often as the Collateral Agent may reasonably request. Interep shall deliver any document or instrument reasonably necessary for the Collateral Agent, as such Person may request, to obtain records from any service bureau maintaining records for Interep or its Subsidiaries. Upon the Collateral Agent's request to Interep, Interep shall instruct its and its Subsidiaries' banking and other financial institutions to make available to the Collateral Agent such information and records as the Collateral Agent may reasonably request. Following the occurrence and during the continuance of an Event of Default, all of the rights granted to the Collateral Agent under this Section 2.10 shall also be available to each Lender.

         2.11 Taxes. (a) Interep agrees to pay any present stamp or documentary taxes or any other sales, transfer, exercise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, any of the Transaction Documents.

         (b) Without prejudice to the survival of any other agreement of Interep hereunder, the agreements and obligations of Interep contained in this Section
2.11 shall survive the payment in full of the Loans.

3.   COLLATERAL AGENT'S REPRESENTATIONS AND WARRANTIES

         The Collateral Agent makes the following representations and warranties to Interep, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

         3.1 Investment Intention. The Collateral Agent is acquiring the Warrant for its own account, for investment purposes and not with a view to the distribution thereof. The Collateral Agent will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Warrant or the Class A Common Stock issuable upon the exercise thereof (or solicit any offers to buy, purchase, or otherwise acquire any of the Warrant or the Class A Common Stock, issuable upon the exercise thereof) except in compliance with the Securities Act.

         3.2 Accredited Investor. The Collateral Agent is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

4.   CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES

         Each Credit Party, jointly and severally, makes the following representations and warranties to each Lender and the Collateral Agent, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

         4.1 Authorized and Outstanding Shares of Capital Stock. After giving effect to the Closing, the authorized capital stock of Interep consists of 20,000,000 shares of Class A Common Stock, $0.01 par value, of which 5,308,684 shares are issued and outstanding, 10,000,000 shares of Class B Common Stock, $0.01 par value, of which 4,241,345 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which 400,000 shares are designated as Series A Convertible Preferred Stock and of which 110,000 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. Except as set forth on
Schedule 4.1, (i) there is no existing option, warrant, call, commitment or other agreement to which Interep is a party requiring, and there are no convertible securities of Interep outstanding which upon conversion would require, the issuance of any additional shares of Stock of Interep or other securities convertible into shares of equity securities of Interep, and (ii) there are no agreements to which Interep is a party with respect to the voting or transfer of the Stock of Interep. Except as set forth on Schedule 4.1, there are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Stock by Interep. True and correct copies of the certificate of incorporation and by-laws of Interep have been delivered to each Lender and the Collateral Agent.

         4.2 Authorization and Issuance of Stock. The issuance of the Warrant has been duly authorized by all necessary corporate action and, upon delivery of the Warrant, the Warrant will have been validly issued, free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of the shares of Class A Common Stock upon exercise of the Warrants has been duly authorized by all necessary corporate action and, when issued upon such exercise, such shares of Class A Common Stock will have been validly issued and fully paid and non-assessable. Interep has duly reserved that number of shares of Class A Common Stock issuable upon exercise of the Warrant for issuance pursuant to the terms thereof.

         4.3 Securities Laws. In reliance on the investment representations contained in Sections 3.1 and 3.2, the offer, issuance, sale and delivery of the Warrant and the Class A Common Stock issuable upon the exercise thereof, as provided in the

Warrant and this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Interep nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Interep under circumstances which would require the integration of such offering with the offering of Warrant and the Class A Common Stock issuable upon the exercise thereof under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Warrant and the Class A Common Stock issuable upon the exercise thereof, to the registration requirements of Section 5 of the Securities Act.

         4.4 Corporate Existence; Compliance with Law. Each of the Credit Parties (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, as set forth on
Schedule 4.5; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law, except for such non-compliance which would not have a Material Adverse Effect.

         4.5 Subsidiaries. There currently exist no Subsidiaries of Interep other than as set forth on Schedule 4.5 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class owned by Interep or a Subsidiary of Interep or any other Person. Except as set forth on Schedule 4.5 hereto, there are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

         4.6 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Credit Party of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by each Credit Party and the consummation of the other transactions contemplated by any of the foregoing: (i) are within such Credit Party's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of such Credit Party's certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party is a party or by which any Credit Party or any Credit Party's property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of any Credit Party other than the Liens created pursuant to the Loan Documents; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for those filings required by the registration rights provisions of the Warrant and (B) to the extent previously obtained or made). At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by each Credit Party thereto and each shall then constitute a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.7 Financial Statements. (a) The audited consolidated balance sheet of Interep and its Subsidiaries as at December 31, 2001, and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Arthur Andersen, the unaudited consolidated balance sheet of Interep and its Subsidiaries as at June 30, 2002 and the related unaudited consolidated statements of income, and cash flows for the six months then ended, and the unaudited consolidated balance sheet of Interep and its Subsidiaries as at August 31, 2002 (the "Balance Sheet") and the related unaudited consolidated statements of income for the eight months then ended, copies of which have previously been delivered to the Lenders, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Interep and its Subsidiaries as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments and absence of footnote disclosures.

         (b) Except as set forth on Schedule 4.7, no Credit Party has any material obligations, contingent or otherwise, including, without limitation, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Balance Sheet, other than those incurred since August 31, 2002, in the ordinary course of business.

         (c) Except as set forth on Schedule 4.7, no dividends or other distributions have been declared, paid or made upon any shares of capital Stock of any Credit Party, nor have any shares of capital Stock of any Credit Party been redeemed, retired, purchased or otherwise acquired for value by any Credit Party since December 31, 2001.

         4.8 Property Interests. (a) No Credit Party owns any real estate. Each Credit Party has valid leasehold interests in the leases described in Schedule
4.8 hereto, and, except as set forth on Schedule 4.8, good and marketable title to, or valid leasehold interests in, all of its other properties and assets free and clear of all Liens, except Permitted Liens.

         (b)  All real property leased by each Credit Party is set forth on
Schedule 4.8. Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. The Credit Parties have delivered to each Lender true and complete copies of each of such leases set forth on
Schedule 4.8 and all documents affecting the rights or obligations of the Credit Parties, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on
Schedule 4.8, none of the Credit Parties nor, to their knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease.

         (c) Except as disclosed on Schedule 4.8, no Credit Party is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by such Credit Party.

         4.9 Material Contracts; Indebtedness; Liens. The Credit Parties have delivered to the Lenders and the Collateral Agent a true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of a Credit Party enforceable against such Credit Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and none of the Credit Parties has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Each Credit Party has fulfilled all material obligations required pursuant to the Material Contracts to have been performed by such Credit Party on its part. Except as set forth in
Schedule 4.9, none of the Credit Parties is in default or material breach, nor to any Credit Party's knowledge is any third party in default or material breach, under or with respect to any Material Contract. Except as set forth on
Schedule 4.9, none of the Credit Parties has any Indebtedness or Liens on its assets except Permitted Indebtedness and Permitted Liens, respectively.

         4.10 Environmental Protection. (a) To the Credit Parties knowledge, except as set forth on Schedule 4.10, all real property owned, leased or otherwise operated by each Credit Party (each, a "Facility") is free of contamination from any substance, waste or material (i) currently identified to be toxic or hazardous pursuant to, or which may result in liability under, any Environmental Law or
(ii) within the definition of a substance which is toxic or hazardous under any Environmental Law, including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or result in any Environmental Liabilities and Costs ("Hazardous Substance") of more than $100,000 or which, in either case, could have a Material Adverse Effect. Except as set forth on Schedule 4.10, none of the Credit Parties has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Substances at or from the Facility (a "Spill") which could result in Environmental Liabilities and Costs in excess of $100,000.

         (b) Each Credit Party has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not have a Material Adverse Effect.

         (c) Each Credit Party has obtained, or has applied for, and is in full compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not have a Material Adverse Effect) and none of the Credit Parties has any knowledge of any proceedings to substantially modify or to revoke any such permit.

         (d) To the Credit Parties knowledge, except as set forth on Schedule 4.10, there are no investigations, proceedings or litigation pending or, to any Credit Party's knowledge, threatened affecting or against any Credit Party or the Facilities relating to Environmental Laws or Hazardous Substances.

         (e) Since December 31, 2001, except for communications in connection with the matters listed on Schedule 4.10, none of the Credit Parties has received any communication or notice (including, without limitation, requests for information) indicating the potential of Environmental Liabilities and Costs against any Credit Party.

         4.11 Labor Matters. (a) There are no strikes or other labor disputes against any Credit Party pending or, to any Credit Party's knowledge, threatened. Hours worked by and payment made to employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from each Credit Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party. There is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition. There are no complaints or charges against any Credit Party pending or, to any Credit Party's knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

         (b) No Credit Party is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Credit Party.

         4.12 Other Ventures. Except as set forth on Schedule 4.12, none of the Credit Parties is engaged in any joint venture or partnership with any other Person.

         4.13 Taxes. Except as set forth on Schedule 4.13, all federal, state, local and foreign tax returns, reports and statements required to be filed by each Credit Party have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All Charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by each Credit Party from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. None of the Credit Parties has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any Charges for which any Credit Party may be liable and no assessment of Charges is proposed against any Credit Party. None of the Credit Parties has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by any Credit Party is property which such company is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). None of the Credit Parties has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the Credit Parties has any obligation under any written tax sharing agreement.

         4.14 No Litigation. Except as disclosed on Schedule 4.14, no action, claim or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators.

         4.15 Brokers. Except as set forth on Schedule 4.15, no broker or finder acting on behalf of any Credit Party brought about the consummation of the transactions contemplated pursuant to this Agreement and none of the Credit Parties has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. The Credit Parties are solely responsible for the payment of all such finder's or brokerage fees.

         4.16 Employment Agreements. Except as set forth on Schedule 4.16, there are no employment, consulting or management agreements covering management of any Credit Party.

         4.17 Patents, Trademarks, Copyrights and Licenses. Each Credit Party owns all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on Schedule 4.17 hereto. To the Credit Parties' knowledge, such Credit Party conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except as set forth on Schedule 4.17 hereto. To the Credit Parties' knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any Credit Party, except as set forth on Schedule 4.17 hereto.

         4.18 No Material Adverse Effect. Except as set forth on Schedule 4.18, no event has occurred since December 31, 2001 which has had or could be reasonably expected to have a Material Adverse Effect.

         4.19 ERISA. (a) Schedule 4.19 sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs (the "Plans") maintained by any Credit Party or to which any Credit Party contributed or is obligated to contribute thereunder, and (ii) all "employee pension benefit plans", as defined in Section 3(2) of ERISA (the "Pension Plans"), maintained by any Credit Party or any of its ERISA Affiliates to which such Credit Party or any of its ERISA Affiliates contributed or is obligated to contribute thereunder.

         (b) No Lender will have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not made the Loan to Interep at the Closing in accordance with the terms of this Agreement.

          (c) The Pension Plans intended to be qualified under Section 401(a) of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of any such Pension Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the IRC.

          (d) All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

          (e) There is no "amount of unfunded benefit liabilities" as defined in
Section 4001(a)(18) of ERISA in any of the respective Pension Plans. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans.

          (f) There has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

          (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to each Lender by the Credit Parties: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the most recent IRS determination letter, if applicable, (D) summary plan descriptions,
(E) material written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.

          (i) There are no material pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does any Credit Party have knowledge of facts which could form the basis for any such claim or lawsuit.

          (j) All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (k) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and no Credit Party or "party in interest" or "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

          (l) None of the Credit Parties or any ERISA Affiliate has (i) terminated any Pension Plan or (ii) incurred any outstanding liability under
Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA for which liability remains unsatisfied.

          (m) None of the Credit Parties or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each Credit Party and all ERISA Affiliates which maintains a Welfare Plan has complied with the notice and continuation requirements of COBRA and the regulations thereunder.

          (n) None of the Credit Parties or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing.

          (o) None of the Credit Parties or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

          (p) None of the Credit Parties, any ERISA Affiliate or any organization to which any Credit Party is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

          4.20 SEC Documents. Interep has made available to each Lender and the Collateral Agent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Interep with the SEC since December 31, 2001 and prior to the date of this Agreement (the "SEC Documents"), which are all the documents (other than preliminary material) that Interep was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.21 Ordinary Course of Business. Except as set forth on Schedule 4.21 or in response to the events described therein, since December 31, 2001, each Credit Party has conducted its operations only in the ordinary course of business consistent with past practice.

          4.22 Insurance. Schedule 4.22 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering each Credit Party, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to the Lenders and the Collateral Agent. Such policies are in amounts customary for the industry in which the Credit Parties operate.

          4.23 Accounts Receivable. All accounts receivable of each Credit Party as shown on the Balance Sheet are collectible in the ordinary course of business by such Credit Party, net of the reserves for bad debts shown on the Balance Sheet.

          4.24 Minute Books. The minute books of each Credit Party, as previously made available to each Lender, accurately reflect all formal corporate action of the stockholders and Board of Directors of such Credit Party.

          4.25 Full Disclosure. No information contained in this Agreement, any other Transaction Document, the Financials or any written statement furnished by or on behalf of any Credit Party pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

5.   COVENANTS

          5.1 Affirmative and Financial Covenants. Each Credit Party covenants and agrees, jointly and severally, that from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) so long as any principal amount under the Loans is outstanding, it shall:

          (a) Books and Records. Keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions are made in a manner sufficient to permit preparation of financial statements in accordance with GAAP.

          (b)  Financial and Business Information.

               (i) Monthly Information. Commencing with the month ending October 31, 2002, deliver to each Lender as soon as practicable after the end of each month, but in any event within 30 days thereafter (except after the end of December and January for which delivery will in any event be within 60 days thereafter): (A) a copy of the unaudited internal consolidated revenue and expense report of Interep and its Subsidiaries for such month and for the portion of such year ending with such month, (B) an accounts receivable report listing all accounts receivable of the Credit Parties as at the end of such month, including the amount of each such account receivable, the name, address and other contact information of the obligor with respect to each such account receivable and the aging of each such account receivable and (C) a weekly pacings chart, if generated, including comparative information for prior years.

               (ii) Quarterly Information. Deliver to each Lender as soon as practicable after the end of each of the first three quarterly fiscal periods in each Fiscal Year of Interep, but in any event within 45 days thereafter, (A) an unaudited consolidated balance sheet of Interep and its Subsidiaries as at the end of such quarter, (B) unaudited consolidated statements of income, retained earnings and cash flows of Interep and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter, setting forth in comparative form in each case the projected consolidated figures for such period and the actual consolidated figures for the comparable period of the prior Fiscal Year, (C) the Backlog Amount Report as at the end of such quarter and (D) a report detailing any changes of more than $1,000,000 in the Backlog Amount since the previous Backlog Amount Report delivered to the Lenders. Such financial statements shall be (1) prepared in accordance with GAAP consistently applied subject to normal year-end audit adjustments and absence of footnote disclosures and (2) certified by the principal financial or accounting officer of Interep.

               (iii) Annual Information. Deliver to each Lender as soon as practicable after the end of each Fiscal Year of Interep, but in any event within 90 days thereafter, (A) an audited consolidated balance sheet of Interep and its Subsidiaries, if any, as at the end of such year, and (B) audited consolidated statements of income, retained earnings and cash flows of Interep and its Subsidiaries, if any, for such year; setting forth in each case in comparative form the figures for the previous year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail and (3) certified by or such other firm of independent certified public accountants of recognized national standing selected by Interep and reasonably acceptable to the Required Lenders.

               (iv) Filings. Deliver to each Lender, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by Interep to its stockholders generally, and of each regular or periodic report (pursuant to the

Exchange Act) and any registration statement, prospectus or other writing (other than transmittal letters) (including, without limitation, by electronic means) pursuant to the Securities Act filed by Interep with (i) the SEC or (ii) any securities exchange on which shares of common stock of Interep are listed.

               (v) Projections. Deliver to each Lender within 15 days prior to the beginning of each Fiscal Year projected consolidated income statements of Interep and its Subsidiaries, if any, for such Fiscal Year, on a quarterly basis together with appropriate supporting details.

               (vi) Notices; Other Information. Promptly notify the Collateral Agent, and following the occurrence and during the continuance of an Event of Default, each Lender in writing of any (i) termination or notice of termination of any National Representative Contract that is a Material Contract or (ii) threat, notice or commencement of any litigation, investigation or other proceeding by any Person with respect to any Credit Party involving a claim for an aggregate amount of $1,000,000 or more or a claim that is otherwise material to such Credit Party. If requested by the Collateral Agent, or following the occurrence and during the continuance of an Event of Default any Lender, the Credit Parties will deliver to the Collateral Agent or such Lender, as the case may be, such other information respecting any Credit Party's business, financial condition or prospects as the Collateral Agent or such Lender may, from time to time, reasonably request.

          (c) Communication with Accountants. Following the occurrence and during the continuance of an Event of Default, authorize each Lender to communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to such Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of each Credit Party. At or before the Closing Date, the Credit Parties shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.1(c).

          (d) Tax Compliance. Pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, delivery or transfer by Interep to the Collateral Agent of the Warrant and the Class A Common Stock issuable upon the exercise thereof, and shall indemnify and save the Collateral Agent harmless without limitation as to time against any and all liabilities with respect to such taxes. No Credit Party shall be responsible for any taxes in connection with the transfer of the Warrant and the Class A Common Stock issuable upon the exercise thereof by any holder thereof. The obligations of the Credit Parties under this Section 5.1(d) shall survive the payment, prepayment or redemption of the Loans and the termination of this Agreement.

          (e) Insurance. Maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, directors' and officers' insurance and insurance on all property and assets material to the operation of its business, all in amounts customary for its industry. Each Credit Party shall pay all insurance premiums payable by it.

          (f) Employee Plans. (i) With respect to other than a Multiemployer Plan, for each Plan and Pension Plan intended to be qualified under Section 401(a) of the IRC hereafter adopted or maintained by any Credit Party or any ERISA Affiliate, (A) seek, or cause its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Plan or Pension Plan is qualified within the meaning of Section 401(a) of the IRC; and (B) from and after the adoption of any such Plan or Pension Plan, cause such plan to be qualified within the meaning of Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and
Section 401(a) of the IRC.

               (ii) With respect to each Welfare Plan hereafter adopted or maintained by any Credit Party or any ERISA Affiliate, to the extent applicable, comply, or cause its ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder.

               (iii) Shall not, directly or indirectly, and shall not permit any ERISA Affiliate to directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Pension Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA, (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of assets allocable to such benefits by more than $50,000, or to increase to the extent security must be provided to any Pension Plan not under Section 401(a)(29) of the IRC. The Credit Parties shall not establish or become obligated to any new Retiree Welfare Plan, which would result in the present value of future liabilities under any such plans to exceed $50,000. Neither the Credit Parties nor any of their ERISA Affiliates shall establish or become obligated to any new unfunded Pension Plan, which would result in the present value of future liabilities under any such plans to exceed $50,000. The Credit Parties shall not directly or indirectly, and shall not permit any ERISA Affiliate to (a) satisfy any liability under any Pension Plan by purchasing annuities from an insurance company or (b) invest the assets of any Pension Plan with an insurance company, unless, in each case, such insurance company is rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency at the time of the investment.

               (iv) The Credit Parties and any ERISA Affiliate shall not contribute or become obligated to contribute to any Multiemployer Plan.

          (g) Compliance with Law. Comply with all laws, including Environmental Laws, applicable to it, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.

          (h) Financial Covenants. Maintain on a consolidated basis:

              (i) Minimum EBITDA. EBITDA for Interep and its Subsidiaries, measured on a fiscal quarter-end basis for the 12-month period ending on such fiscal quarter end of not less than the amount set forth below for the corresponding 12-month period:

          12-Month Period Ending                         Amount
          ----------------------                         ------
          September 30, 2002                          $10,000,000
          December 31, 2002 and
            each fiscal quarter thereafter            $12,500,000

              (ii) Minimum Cash and Cash Equivalents. An aggregate amount of cash and Cash Equivalents at the end of each month of not less that $7,000,000.

              (iii) Minimum Accounts Receivable. A balance of Eligible Accounts Receivable of the Credit Parties, measured as at the end of each fiscal quarter, of not less than the amount set forth below for the corresponding aging of the Eligible Accounts Receivable as of such date:

          Accounts Receivable Aged Less than        Balance Amount
          ----------------------------------        --------------
                       151 days                       $15,000,000
                       121 days                       $11,250,000
                        91 days                       $ 7,500,000

              (iv) Minimum Contract Backlog. An aggregate Backlog Amount for all National Representative Contracts of the Credit Parties, measured as at the end of each fiscal quarter, of not less than $200,000,000.

          (i) Maintenance of Existence and Conduct of Business. (i) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises; (ii) at all times maintain, preserve and protect all of its patents, material trademarks and trade names, and preserve all the remainder of its material assets, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices and (iii) continue to conduct business solely in its existing lines of business and businesses related thereto including the broader media advertising representation business.

          (j) Board Observer. Provide the Required Lenders with the right to designate one observer, without voting rights, who will be entitled to attend, but not participate in, all meetings of Interep's Board of Directors (including any committees thereof); provided, however, that Interep, in its sole discretion, may exclude such observer from any meeting or portion thereof when such observer's attendance would result in a breach of a confidentiality obligation of Interep. Any observer designated by the Required Lenders shall be entitled to notice of all meetings of Interep's Board of Directors (including committee meetings) and to all information provided to directors. Interep shall have no obligation for any expenses incurred by any such observer.

          (k) Additional Guarantors. If at any time all Non-Guarantor Subsidiaries have aggregate revenues of $5,000,000 or more during any consecutive 12-month period, then Interep shall promptly designate in writing to the Collateral Agent one or more such Non-Guarantor Subsidiaries to become parties to the Loan Documents pursuant to this Section 5.1(k), such that all remaining undesignated Non-Guarantor Subsidiaries shall have aggregate revenues of less than $5,000,000 during any consecutive 12-month period. If Interep fails to designate Non-Guarantor Subsidiaries pursuant to the preceding sentence, the Collateral Agent may so designate the Non-Guarantor Subsidiaries pursuant to the preceding sentence. Each Credit Party agrees to cause each Subsidiary designated pursuant to this Section 5.1(k) (i) to execute a supplement, amendment or joinder or otherwise become a party to the Guaranty, this Agreement and any other Loan Document identified by the Collateral Agent and (ii) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders, a perfected security interest in the Collateral (including the equity securities of, or owned by, such Subsidiary) with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or by law or as may be reasonably requested by the Collateral Agent.

          5.2 Negative Covenants. Each Credit Party covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Lenders have given their prior written consent) so long as any principal amount is outstanding under the Loans, it shall not:

          (a) Permitted Acquisitions or Investments. Directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, any assets or business of any Person other than (i) acquisitions by any Credit Party from another Credit Party or investments therein, (ii) buyouts by the Credit Parties of national representative contracts with any radio station or group of radio stations from another national representative, (iii) acquisitions, other than those described in clause (ii) above, involving an aggregate purchase price of not more than $2,500,000 in any Fiscal Year or (iv) investments in Cash Equivalents.

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

               (b) Sales of Assets; Liquidation. (i) Sell, transfer, convey or otherwise dispose of any assets or properties or (ii) liquidate, dissolve or wind up any Credit Party except for transfers to the Credit Parties, whether voluntary or involuntary; provided, however, that the foregoing shall not prohibit (i) the sale of inventory in the ordinary course of business, (ii) the sale of surplus or obsolete equipment and fixtures, (iii) transfers resulting from any casualty or condemnation of assets or properties, or (iv) sales of any assets other than accounts receivable, including National Representation Contracts of any Credit Party.

               (c) Employee Loans. Make or accrue any loans or other advances of money to any employee of any Credit Party, other than (i) loans to employees used for job related moving expenses of such employees in an aggregate amount outstanding not to exceed $500,000 at any time and (ii) loans to employees (other than the loans described in clause (i) above) in the ordinary course of business in an aggregate amount outstanding not to exceed $100,000 at any one time.

               (d) Transactions with Affiliates. Enter into or be a party to any transaction with any Affiliate of any Credit Party, except (i) transactions expressly permitted hereby, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the Credit Parties' business and upon fair and reasonable terms that are fully disclosed to the Lenders and are no less favorable to any Credit Party than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of a Credit Party, (iii) transactions between the Credit Parties, (iv) payment of compensation to employees and directors' fees, (v) sales of capital stock of Interep to any Affiliate that do not, individually or in the aggregate, result in a Change of Control, (vi) any of the transactions described in Interep's July 22, 2002 Proxy Statement under the caption "Certain Relationships and Related Transactions" and
(vii) any purchases of Interep capital stock by Interep's Stock Growth Plan, provided that the funds for such purchases are employee funds.

               (e) Indebtedness. Incur or suffer to exist any Indebtedness except: (i) Indebtedness existing on the date hereof and listed on Schedule 4.9 and refinancings thereof which do not result in an increase in the then outstanding principal amount thereof and which do not have maturity dates or require principal payments thereunder prior to the Maturity date; (ii) Permitted Indebtedness; (iii) Indebtedness owing by any Credit Party to another Credit Party, (iv) Indebtedness of the Credit Parties with respect to the buyouts of national representative contracts permitted pursuant to Section 5.2(a) not exceeding the then outstanding and unpaid aggregate purchase price payable by the Credit Parties with respect to all such national representative contracts,
(v) indemnification obligations of the Credit Parties in favor of radio stations incurred in the ordinary course in connection with the buyout of national representative contracts from Katz Media Group, Inc. and its subsidiaries, permitted pursuant to Section 5.2(a), (vi) Indebtedness evidenced by this Agreement, the Notes and the other Loan Documents and (vii) Indebtedness of the Credit Parties other than described in clauses (i) through (vi) above, not exceeding $5,000,000 in aggregate principal outstanding at any time, so long

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

as such Indebtedness is unsecured and is subordinated to the Obligations in form and substance satisfactory to the Required Lenders.

               (f) Liens. Incur or suffer to exist any Liens on any assets of any Credit Party, whether now owned or hereafter acquired, except Permitted Liens.

               (g) Restricted Payments. Directly or indirectly make any Restricted Payments or prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of any Credit Party other than the Obligations, other than (i) payment of non-cash (i.e., "PIK") dividends payable pursuant to the terms of Interep's Series A Convertible Preferred Stock or any other series or class of capital stock of Interep and (ii) payment of dividends by a Credit Party other than Interep to another Credit Party.

               (h) Mergers and Subsidiaries. (i) Directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with any Person other than another Credit Party, provided that in any merger or combination involving Interep, Interep is the surviving entity in such transaction or (ii) create a Subsidiary that is not a Non-Guarantor Subsidiary, unless the Credit Parties and such Subsidiary shall have executed such documents and taken such actions as may be required under Section 5.1(k) hereof.

               (i) Management Compensation. Increase the salary and bonus in any calendar year of the officers of any Credit Party, except consistent with past practices of such Credit Party.

               (j) Amendment to Certificate of Incorporation and By-Laws. Authorize adopt or approve any amendment to the certificate of incorporation or the by-laws of any Credit Party that would materially adversely affect the rights and remedies of the Lenders or the Collateral Agent under this Agreement, it being agreed that any increase in the number of authorized shares of common stock of such Credit Party or the authorization or any increase in the number of any other class of capital stock of such Credit Party would not be so materially adverse.

               (k) Capital Expenditures. Permit Capital Expenditures by all Credit Parties in the aggregate in any Fiscal Year to exceed $2,000,000.

6.        CONDITIONS PRECEDENT

               6.1 Conditions Precedent. The obligation of each Lender to make the Loans pursuant to Section 2.1 hereof, is subject to the condition that such Lender shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to such Lender and the Collateral Agent:

               (a) Favorable opinions of Salans, counsel to the Credit Parties, substantially in the form attached hereto as Exhibit E, it being understood that to the

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

extent that such opinion of counsel to the Credit Parties shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to the Lenders and shall provide that the Lenders may rely thereon.

               (b) Resolutions of the board of directors of each Credit Party, certified by the Secretary or Assistant Secretary of such Credit Party, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

               (c) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that each Credit Party is organized and in good standing in the state of its organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

               (d) A copy of the certificate of incorporation and all amendments thereto of each Credit Party, certified as of a recent date by the Secretary of State of the state of its organization, and copies of each Credit Party's by-laws, certified by the Secretary or Assistant Secretary of such Credit Party as true and correct as of the Closing Date.

               (e) The letter from the Credit Parties to their accountants referred to in Section 5.1(c).

               (f) Each of the Notes duly executed by Interep.

               (g) Each of the Collateral Documents, duly executed by the parties thereto.

               (h) The Warrant to be issued to the Collateral Agent duly executed by Interep.

               (i) UCC-1 financing statements reflecting each Credit Party as the debtor in favor of the Collateral Agent, for the benefit of the Lenders, in form and substance satisfactory to the Collateral Agent.

               (j) Certificates of the Secretary or an Assistant Secretary of each Credit Party , dated the Closing Date, as to the incumbency and signatures of the officers of such Credit Party executing this Agreement, the Notes, the Warrant, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

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

               (k) Certificate of the Chairman of the Board or the Senior Vice President of each Credit Party, dated the Closing Date, stating that all of the representations and warranties of such Credit Party contained herein or in the other Transaction Documents are true and correct on and as of the Closing Date as if made on such date and that no breach of any covenant contained in Section 5 has occurred or would result from the Closing hereunder.

               6.2 Additional Conditions. The obligation of each Lender to make the Loans pursuant to Section 2.1 is subject to the additional conditions precedent that:

               (a) Such Lender shall have received evidence that the insurance policies provided for in Section 4.22 are in full force and effect, certified by the insurer thereof.

               (b) The Credit Parties shall have paid all reasonable fees and expenses of Lenders' counsel, Weil, Gotshal & Manges LLP.

               (c) The Credit Parties shall have paid the Closing Fee and all fees required to be paid by them pursuant to Section 10.2 for which the Credit Parties shall have received an invoice on or prior to the Closing Date.

               (d) Except as disclosed pursuant to Section 4, there shall not have occurred any event or condition since December 31, 2001 which could have a Material Adverse Effect.

               (e) All of the representations and warranties of each Credit Party contained herein or in the other Transaction Documents shall be true and correct on and as of the Closing Date as if made on such date and no breach of any covenant contained in Section V shall have occurred or would result from the Closing hereunder.

               (f) The Closing shall have occurred no later than November 8, 2002.

               (g) All required consents and approvals from any third parties to consummate the transactions contemplated hereby shall have been obtained.

7.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

               7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder and under the Notes:

               (a) Any Credit Party shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Loans, or any of the other Obligations when due and payable or declared due and payable which, in the case of interest, shall have remained unremedied for a period of 2 Business Days and in the case of any amount other than principal or interest, shall have remained unremedied for a period of 10 days.

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

               (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 5.1(h) or 5.2 hereof.

               (c) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period of 30 days after Interep shall receive written notice of any such failure from any Lender or the Collateral Agent.

               (d) A default shall occur under any other agreement, document or instrument to which any Credit Party is a party or by which or any property of any Credit Party is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any Credit Party in an aggregate amount exceeding $1,000,000, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $1,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

               (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to any Lender by any Credit Party pursuant hereto or thereto shall be untrue or incorrect in any material respect, as of the date when made.

               (f) Any of the assets of a value of $1,000,000 or more of any Credit Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and shall remain unstayed or undismissed for 60 consecutive days; or any Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

               (g) A case or proceeding shall have been commenced against any Credit Party in a court having competent jurisdiction seeking a decree or order in respect of any Credit Party (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

               (h) any Credit Party shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party's or of any substantial part of any Credit Party properties,
(iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

               (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Credit Party and the same shall not be (i) fully covered by insurance, or (ii) vacated, stayed, bonded, paid or discharged for a period of 30 days.

               (j) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA occurs which in the reasonable determination of the Agent could result in direct or indirect liability to any Credit Party, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, any Credit Party or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Pension Plan subject to Section 412 of the Code or Section 302 of ERISA, any Credit Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) - (iv) hereof, in the reasonable determination of the Required Lenders there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i)-(v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of any Credit Party or any ERISA Affiliate, whether or not assessed, exceeds $1,000,000 in any case set forth in (i) - (v) above, or exceeds $1,000,000 in the aggregate for all such cases.

               7.2 Remedies. If any Event of Default specified in Section 7.1 shall have occurred and be continuing, the Required Lenders may, without notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Credit Parties; provided, however, that upon the occurrence of an Event of Default specified in Section 7.1(f), (g) or (h) hereof, such Obligations shall become due and payable without declaration, notice or demand by any Lender.

               Any Lender may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its best interests, including any action (or the failure to act) pursuant to the Loan Documents.

               7.3 Waivers by the Credit Parties. Except as otherwise provided for in this Agreement and applicable law, the Credit Parties waive (i) presentment, demand and protest and notice of presentment, dishonor notice of intent to accelerate and notice of

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

acceleration, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing such Lender to exercise any of their remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Credit Parties acknowledge that they have been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

               7.4 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Interep against any and all of the obligations of Interep now or hereafter existing under this Agreement and the Notes held by such Lender irrespective of whether or not Interep shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify Interep after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

8.       INDEMNIFICATION

               Each Credit Party agrees to indemnify and hold harmless each Lender, the Collateral Agent and their Affiliates and their respective officers, directors and employees from and against any losses, liabilities, obligations, damages, penalties, actions, proceedings, judgments, suits, claims, costs, fees, expenses and disbursements (including, without limitation, reasonable attorneys' fees and disbursements) of any kind ("Losses") which may be imposed upon, incurred by or asserted against such Lender, the Collateral Agent or such other indemnified Persons as a result of such Lender or the Collateral Agent having entered into this Agreement or any of the other Loan Documents or relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by any Credit Party contained herein or in any certificate or document delivered pursuant hereto or arising out of, under or pursuant to any Environmental Law applicable to any Credit Party or any Hazardous Materials located at, on, under, or Released from any Facility or by any Credit Party or otherwise relating to or arising out of the transactions contemplated hereby; provided, however, that no Credit Party shall be liable for such indemnification to such indemnified Person to the extent that any such Losses result from such indemnified Person's gross negligence or willful misconduct.

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

9.       COLLATERAL AGENT

               9.1 Collateral Agency Provisions.

               (a) Appointment. Guggenheim Investment Management, LLC is hereby appointed to act on behalf of all the Lenders as the Collateral Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.1 are solely for the benefit of the Collateral Agent and such Lenders, and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as an agent of the respective Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. The Collateral Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement. The duties of the Collateral Agent shall be mechanical and administrative in nature and the Collateral Agent shall not have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of any Lender.

               (b) Actions. If the Collateral Agent shall request instructions from the Required Lenders or all Lenders affected thereby with respect to any act or action (including failure to act) in connection with this Agreement, then the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent shall have received instructions from the Required Lenders or all Lenders affected thereby, as the case may be, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder (a) if such action would, in the opinion of the Collateral Agent, be contrary to law or the terms of this Agreement, (b) if such action would, in the opinion of the Collateral Agent, expose the Collateral Agent to any liability or (c) if the Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

               (c) Collateral Agent's Reliance, etc. Neither the Collateral Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for damages caused by its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Collateral Agent: (i) may treat the payee of any Note as the holder thereof until the Collateral Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or

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

representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the Collateral including the books and records of any Credit Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

               (d) Lender Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender and based on such financial statements and other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of the Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

               (e) Successor Collateral Agent. The Collateral Agent may resign at any time by giving not less than 30 days' prior written notice thereof to the Lenders and Interep. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Collateral Agent's giving notice of resignation, then the resigning Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof, has a combined capital and surplus of at least $300,000,000. If no successor Collateral Agent has been appointed pursuant to the foregoing by the 30th day after the date such notice of resignation was given by the resigning Collateral Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above. So long as no Event of Default has occurred and is continuing, any successor Collateral Agent appointed by the Collateral Agent or the Required Lenders shall not be a direct competitor of Interep or an Affiliate of a direct competitor of Interep, if such Affiliate is not a bank or other financial institution, and shall be subject to the prior approval of Interep, such approval not to be unreasonably

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

withheld or delayed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent. Upon the earlier of the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent or the effective date of the resigning Collateral Agent's resignation, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement, except that any indemnity rights or other rights in favor of such resigning Collateral Agent shall continue. After any resigning Collateral Agent's resignation hereunder, the provisions of this Section 9.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

               (f) Indemnification by the Lenders. The Lenders agree to indemnify the Collateral Agent (to the extent the Collateral Agent is not reimbursed by the Credit Parties and without limiting the obligations of Interep hereunder), ratably on a pro rata basis based on the principal amount outstanding on the Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Collateral Agent in connection therewith; provided, however, that no Lender shall be liable to the extent it is finally judicially determined that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arose primarily from the Collateral Agent's gross negligence or willful misconduct.

10.      MISCELLANEOUS

               10.1 Complete Agreement; Modification of Agreement; Sale of Interest. (a) The Transaction Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supercede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except as provided therein, or in the case of the Loan Documents by an agreement in writing signed by the Credit Parties and the Lenders in accordance with Section 10.1(d) hereof. The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, their rights, title, interests, remedies, powers and duties hereunder or thereunder. Subject to
Section 10.1(c) hereof, the Credit Parties hereby consent to any Lender's sale of participations, assignment, transfer or other disposition, at any time or times of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, such Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not.

               (b) In the event any Lender assigns or otherwise transfers all or any part of the Notes, Interep shall, upon the request of such Lender issue new Notes to effectuate such assignment or transfer.

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

       (c) Following the receipt of Interep's written consent, which consent may not be unreasonably withheld, and at any time or times following the occurrence and during the continuance of an Event of Default without the need for such written consent, any Lender may sell, assign, transfer or negotiate to one or more other lenders, commercial banks, insurance companies, other financial institutions or any other Person all or a portion of its rights and obligations under the Notes held by such Lender and this Agreement; provided, however, that so long as no Event of Default has occurred and is continuing, no such assignment or transfer shall be made by any Lender to any direct competitor, or to an Affiliate of a direct competitor, of Interep; provided, further however, that an Affiliate for such purposes shall not include in any event any entity which is a bank or other financial institution, or is otherwise engaged primarily in lending. The acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to such Lender. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assignor's rights and obligations under this Agreement, such assignor shall cease to be a party hereto).

       (d) No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, any Loan or other amounts payable hereunder or the Notes or release or discharge any Credit Party from its obligations to make such payments, (iii) postpone any date fixed for any payment of principal of, or interest on, any Loans or other amounts payable hereunder or the Notes, (iv) change the aggregate unpaid principal amount of any Loan or any Note, or the number of Lenders, which shall be required for such Lenders or any of them to take any action hereunder, or (v) amend this Section 10.1(d).

       10.2 Fees and Expenses. The Credit Parties shall pay all reasonable out-of-pocket expenses of the Lenders in connection with the preparation of the Transaction Documents and the transactions contemplated thereby, including all reasonable legal expenses. If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraph (iii) below, which shall be subject to an Event of Default having occurred and be continuing), any Lender shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

              (i) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

              (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Lender, any Credit Party or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith; or

              (iii) any attempt to enforce any rights of such Lender against any Credit Party or any other Person, that may be obligated to such Lender by virtue of any of the Loan Documents;

then, and in any such event, the reasonable attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by the Credit Parties, jointly and severally, to such Lender and shall be additional Obligations under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

       10.3 No Waiver by Lender. Any Lender's failure, at any time or times, to require strict performance by any Credit Party of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by any Lender of an Event of Default by any Credit Party under the Loan Documents shall not suspend, waive or affect any other Event of Default by any Credit Party under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Event of Default by any Credit Party under this Agreement and no defaults by any Credit Party under any of the other Loan Documents shall be deemed to have been suspended or waived by any Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of such Lender and the Required Lenders and directed to any Credit Party specifying such suspension or waiver.

       10.4 Remedies. The Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Lenders may have under any other agreement, including without limitation, the Loan Documents, the other Transaction Documents, by operation of law or otherwise.

       10.5 Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.

       10.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

       10.7 Binding Effect; Benefits. This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of the Credit Parties and the Lenders and the assigns, transferees and endorsees of the Lenders.

       10.8 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

       10.9 Governing Law. Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. The Lenders and the Credit Parties agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Service of process on any Lender, the Collateral Agent or any Credit Party in any action arising out of or relating to any of the Transaction Documents shall be effective if mailed to such party at the address listed in Section 10.10 hereof. Nothing herein shall preclude any Lender, the Collateral Agent or any Credit Party from bringing suit or taking other legal action in any other jurisdiction.

       10.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed to the respective party hereto at the address specified for such party on Schedule A and Schedule B; provided, however that any party may substitute such other address by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

       10.11 Survival. The representations and warranties of the Credit Parties in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

       10.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       10.14 Publicity. Neither any Lender, the Collateral Agent nor any Credit Party shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to, in the case of any Credit Party, advance consultation with the Lenders and the Collateral Agent.

       10.15 Confidentiality. Each of the Lenders and the Collateral Agent (together, the "Recipients") agrees as follows:

       (a) Pursuant to various provisions of this Agreement, the Recipients and their respective agents (including, without limitation, the board observer contemplated in Section 5.1(j)) will have access to information regarding the current and projected business, financial condition and results of operations of the Credit Parties, including non-public records, reports, data, business plans, financial statements and projections (together, the "Information"), whether or not marked as confidential and whether in written, electronic or oral form. In order to induce the Credit Parties to disclose and permit access to the Information to the Recipients, the Recipients agree as provided in the following subparagraphs of this Section 10.15.

       (b) The Recipients agree and acknowledge that the Information constitutes trade secrets (including useful combinations of secret and non-secret information) and non-public confidential information owned by the Credit Parties. The Recipients shall not use the Information for any purpose other than for the purposes contemplated under this Agreement and shall maintain the Information in strict confidence. The Recipients shall not disclose any of the Information to any third party other than to their attorneys or advisors or to assignees of, or participants in, or prospective assignees of or prospective participants in, the Loans or the Warrant who have executed confidentiality agreements substantially similar to this Section 10.15. The Recipients will not permit disclosure within their respective organizations beyond the extent necessary to fulfill the purposes contemplated under this Agreement. Other than for such purposes, the Recipients will not copy, reproduce or appropriate for their benefit or that of any other party the Information or any portion thereof.

       (c) The Recipients acknowledge that some of the Information will constitute, when disclosed and for some period thereafter, material, non-public information for purposes of the federal securities laws. Accordingly, the Recipients acknowledge that there are securities laws restrictions on their trading in the Class A Common Stock of Interep whenever they are in possession of such Information.

       (d) The Recipients will cause their respective officers, directors, employees and agents to abide by the terms and conditions of this Section 10.15 and will safeguard the Information from access by unauthorized persons through appropriate, reasonable measures.

       (e) If any Recipient is required by any law, rule, regulation, subpoena, interrogatories or similar process, to disclose any Information, such Recipient shall notify Interep promptly so that it may seek an appropriate protective order or other relief.

       (f) The following will be excluded from the application of subparagraphs (a)-(e): Information which (i) can be shown by written records to have been in a Recipient's lawful possession at the time of its disclosure by the Credit Parties to it and is not covered by another confidentiality agreement in favor of any Credit Party, (ii) is now, or later becomes, part of general industry or public knowledge, but not as a result of the actions or omissions of any Recipient in violation of this Agreement, (iii) is received by a Recipient lawfully and in good faith from a third party without breach of its own confidentiality obligations in favor of any Credit Party or (iv) is required to be disclosed by applicable law, rule, regulation or judicial or administrative process, so long as the Recipients comply with the provisions of subparagraph
(e) of this Section 10.15.

       (g) Because the Credit Parties would not have an adequate remedy at law to protect their interest in their trade secrets, proprietary or confidential information and similar commercial assets, the Credit Parties shall be entitled to injunctive relief or specific performance, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 10.15 by any Recipient be available to the Credit Parties. If any Recipient is found by a court of law to have breached any provision of this Agreement, the Recipients shall reimburse the Credit Parties for all reasonable costs incurred by them, including, without limitation, attorneys' fees and disbursements.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 Interep National Radio Sales, Inc.


                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 GUARANTORS:
                                 ----------

                                 AMERICAN RADIO SALES, INC.

                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 McGAVERN GUILD, INC.

                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 D&R RADIO, INC

                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 INFINITY RADIO SALES, INC.

                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 ALLIED RADIO PARTNERS, INC.

                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 CABALLERO SPANISH MEDIA, L.L.C.

                                 By:    /s/ William J. McEntee, Jr.
                                    -------------------------------
                                 Name:  William J. McEntee, Jr.
                                 Title: Chief Financial Officer and Senior
                                          Vice President

                                 Lenders:
                                 -------



                                 UPPER COLOMBIA CAPITAL COMPANY, L.L.C.

                                 By:    /s/ Todd Boehly
                                     -------------------------------
                                 Name:  Todd Boehly
                                 Title: Managing Director



                                 COLLATERAL AGENT:
                                 ----------------

                                 Guggenheim Investment Management, LLC,
                                 as Collateral Agent

                                 By:    /s/ Todd Boehly
                                     -------------------------------
                                 Name:  Todd Boehly
                                 Title: Managing Director

                              DISCLOSURE SCHEDULES

           The following items are the Schedules referred to in the Credit Agreement, dated as of November 7, 2002 (the "Agreement"), among Interep National Radio Sales, Inc, a New York corporation ("Interep") and the Guarantors, Lenders and Collateral Agent (each as defined in the Agreement). Capitalized terms used in these Schedules and not otherwise defined have the meanings given to them in the Agreement.

                                  SCHEDULE 4.1

           Options: As of September 30, 2002, options to acquire an aggregate of 4,895,156 shares of Interep's Class B common stock were outstanding. Such options were granted pursuant to Interep's 1999 Stock Incentive Plan or to prior actions of the Board of Directors.

           Warrants: As of the date hereof, warrants to acquire 692,500 shares of Class A common stock are outstanding, having been issued in connection with the issuance of an aggregate of 110,000 shares of Interep's Series A convertible preferred stock in 2002. On the Closing Date, Interep will issue warrants to purchase 225,000 shares of its Class A common stock to the Collateral Agent.

           Series A convertible preferred stock: As of the Closing Date, there are 110,000 shares of Series A convertible preferred stock outstanding as of the Closing Date, which are, as of the Closing Date, convertible into 2,750,000 shares of Class A common stock.

                                  SCHEDULE 4.5

                                Jurisdiction                                   Holders of          Number of         Percentage of
                                     of          Authorized      Outstanding   Outstanding     Shares/Interests    Shares/Interests
    Subsidiary Name             Organization      Capital          Capital      Capital            so Held             so Held
  -------------------         ----------------  -------------   ------------- --------------  -----------------   -----------------
Allied Radio Partners, Inc.       New York       2,000 shares   1,790 shares  Interep         1,790 shares             100%
                                                 of common
                                                 stock, par
                                                 value $1.00
                                                 per share

American Radio Sales, Inc.        New York       1,000 shares   100 shares    Interep         100 shares               100%
                                                 of common
                                                 stock, par
                                                 value $0.01
                                                 per share

Caballero Spanish Media, L.L.C.   New York       LLC            N/A           Interep         N/A                        95%
                                                 membership
                                                 interests
                                                                              McGavren        N/A                         5%
                                                                              Guild, Inc.

Cybereps, Inc.                    Delaware       40,000,000     24,553,155    Interep         12,950,001 shares*       52.7%*
                                                 shares of      shares*       Interactive,
                                                 common                       Inc.

                              Jurisdiction                                     Holders of         Number of         Percentage of
                                   of          Authorized      Outstanding    Outstanding     Shares/Interests    Shares/Interests
        Subsidiary Name       Organization      Capital         Capital         Capital           so Held             so Held
      -------------------   ----------------  -------------   -------------   ------------    ------------------  -----------------
                                              stock, par                      Other           11,603,154 shares*        47.3%*
                                              value $0.001                    shareholders
                                              per share

                                              1,000,000         1 share       Interep         1 share                   100%
                                              shares of                       Interactive,
                                              Series A                        Inc.
                                              preferred
                                              stock, par
                                              value $0.001
                                              per share

D&R Radio, Inc.                 New York      200 shares        196 shares    Interep         196 shares                100%
                                              of common
                                              stock, no
                                              par value

Infinity Radio Sales, Inc.      New York      200 shares        10 shares     Interep         10 shares                 100%
                                              of common
                                              stock, no
                                              par value

Interep Interactive, Inc.       Delaware      20,000,000        12,000,000    Interep New     12,000,000 shares         100%
                                              shares of         shares        Media, Inc.
                                              common
                                              stock, par
                                              value $0.01
                                              per share

Interep New Media, Inc          New York      1,000 shares      1,000 shares  Interep         1,000 shares              100%
                                              of common
                                              stock, par
                                              value $0.01
                                              per share

McGavren Guild, Inc.            New York      250 shares        250 shares    Interep         250 shares                100%
                                              of common
                                              stock, no
                                              par value

Morrison and Abraham, Inc.      New York      1,000 shares      100 shares    Interep         100 shares                100%
                                              of common
                                              stock, $0.01
                                              per share

Public Radio Network, Inc.      New York      1,000 shares      100 shares    Interep         100 shares                100%
                                              of common
                                              stock, par
                                              value $0.01
                                              per share

Streaming Audio, Inc.           Delaware      100 shares        100 shares    Interep         100 shares                100%
                                              of common                       Interactive,
                                              stock, par                      Inc.

                                                                       Holders of       Number of       Percentage of
                         Jurisdiction     Authorized   Outstanding     Outstanding   Shares/Interests  Shares/Interests
    Subsidiary Name    of Organization     Capital      Capital         Capital         so Held            so Held
--------------------- ------------------ ------------ -------------- -------------- ------------------ ------------------
                                                      value $0.01
                                                       per share

               Warrants to acquire shares of common stock of Interep Interactive, Inc.

               Adam Guild holds a warrant to acquire 3,000,000 shares of common stock of Interep Interactive, Inc. ("Interep Interactive").

               Options to acquire shares of common stock of Cybereps, Inc.

               Based solely upon a review of documents signed in connection with the acquisition of Cybereps, Inc. ("Cybereps") there are currently outstanding employee stock options to acquire 839,004 shares of common stock of Cybereps.

               Options to acquire shares of common stock of Streaming Audio, Inc.

               Pursuant to a Call Option Agreement, dated December 29, 2000, between Interep Interactive and Cybereps, Cybereps holds an option exercisable until December 31, 2003 to purchase all, but not less than all, of the outstanding capital stock of Streaming Audio, Inc. ("Streaming Audio").

               Restrictions on Transfer.

               The shares held by Interep Interactive in Cybereps are subject to a Stockholders Agreement, dated December 29, 2000 (the "Cybereps Stockholders Agreement") and cannot be transferred, pledged or otherwise encumbered.

               Rights to acquire Cybereps stock.

               Interep Interactive holds the right, pursuant to the Cybereps Stockholders Agreement, to purchase up to its proportionate percentage share (as defined therein) of all new securities (as defined therein) that Cybereps may issue from time to time.

                                  SCHEDULE 4.7

               When Interep or a Subsidiary agrees to buyout a representation contract between a radio station or group of radio stations and another rep firm, Interep or such Subsidiary customarily agrees to indemnify and hold the radio station or group harmless from any buyout liabilities incurred pursuant to the terminated contract. These indemnification liabilities are currently reflected in Interep's Balance Sheets under "Current Liabilities--Representation contract buyouts payable" and "Representation contract buyouts payables".

               The Subsidiaries are guarantors of Interep's obligations under Interep's 10% Senior Subordinated Notes due 2008.

               Pursuant to the Asset Purchase Agreement, dated as of September 1, 1999, among Interep, it subsidiary, Morrison and Abraham, Inc. ("M&A") and certain other parties, M&A is contingently liable for the payment of up to $1.5 million of additional purchase price should M&A achieve certain cash flow targets. The target for 2001 was met and M&A will pay $500,000 on November 15, 2002. Assuming the targets are achieved, $500,000 would be payable on September 15, 2003 and $500,000 would be payable on September 15, 2004.

               The terms of Interep's Certificate of Incorporation governing its Series A convertible preferred stock provide for the payment of cumulative annual dividends at the rate of 4% per annum which, at Interep's option may be paid in cash or in kind in the form of additional shares of the Series A convertible preferred stock.

               During 2002, Interep's Stock Growth Plan has purchased from Interep a total of 519,596 shares of Interep's Class B common stock.

                                  SCHEDULE 4.8

               4.8(b). See the attached spreadsheet for a list of real estate leases.

                                  SCHEDULE 4.9

               4.9(a). In addition to the list of master radio group contracts and contracts with various radio stations that has been separately provided to the Collateral Agent and the Lenders, the following is a list of Material
Contracts:


     (1) 10% Series A Senior Subordinated Notes due 2008 in the aggregate outstanding principal amount of $99,000,000

     (2) Indenture, dated July 2, 1998, among Interep, the guarantors as defined therein and Summit Bank, as trustee in respect of the 10% Series A Senior Subordinated Notes due 2008.

     (3) Supplemental Indenture, dated as of March 22, 1999, among American Radio Sales, Inc., Interep, the Guarantors and Summit Bank as Trustee

     (4) Guaranties by the Subsidiaries of Interep's obligations under the 10% Series A Senior Subordinated Notes due 2008.

     (5) Interep's office lease for its premises at 100 Park Avenue, New York, New York. (See Schedule 4.8).

     (6) Revolving Credit Agreement, dated December 29, 2000, between Streaming Audio, Inc. and Interep Interactive in which Interep Interactive has agreed to provide Streaming Audio, Inc. with revolving credit in an amount not to exceed $1,000,000 through December 31, 2002 and in an amount not to exceed $1,500,000 through December 31, 2003.

     (7) Registration Rights Agreement among the Interep Employee Stock Ownership Plan, the Interep Stock Growth Plan and Interep.

     (8) Lease, dated January 1, 1990, between Ralph C. Guild, doing business as The Tuxedo Park Executive Conference Center and Interep, as amended by Amendment of Lease, dated December 3, 1998, between Ralph Guild 1990 Trust No. 1 (successor in interest to The Tuxedo Park Executive Conference Center) and Interep.

     (9) Amended and Restated Services Agreement, dated as of January 2, 2001, between Interep and Media Financial Services, Inc.

     (10) Fifth Amended and Restated Employment Agreement, dated as of March 1, 1999, between Interep and Ralph C. Guild.

     (11) Amended and Restated Employment Agreement, dated as of April 1, 2000, between Interep and Marc G. Guild.

     (12) Supplemental Income Agreement, dated December 31, 1986, between Interep and Ralph C. Guild.

     (13)  Form of Indemnification Agreement for directors and officers.

     (14)  1999 Stock Incentive Plan.

     (15)  Form of Stock Option Agreement.

     (16) Lease Agreement, dated as of June 30, 1999 between Bronxville Family Partnership, L.P. and Interep.

     (17) Agreement, dated as of November 30, 1999 between Interep and Ralph C. Guild.

     (18) Agreement, dated as of November 30, 1999 between Interep and Ralph C. Guild.

     (19) Agreement, dated as of November 30, 1999 between Interep and Marc G. Guild.

     (20) Form of Stock Purchase Agreement used in connection with sale of units consisting of Series A convertible preferred stock and warrants to acquire Class A common stock.

     (21) Form of warrant used in connection with sale of units consisting of Series A convertible preferred stock and warrants to acquire Class A common stock.

     (22) Form of Registration Rights Agreement used in connection with sale of units consisting of Series A convertible preferred stock and warrants to acquire Class A common stock.

     (23) Leslie Goldberg provides various consulting services to Interep and the Subsidiaries, including assistance with regard to new station rep contracts. His agreement with Interep is not written.

     (24) Employment Agreement, dated December 1, 1999, between Interep, Interep Interactive and Adam Guild.

     (25) Employment Agreement, dated September 15, 1999, between M&A, Interep and Sheila Kirby.

     (26) Employment Agreement, dated September 15, 1999, between M&A, Interep and Rebecca McElaney.

     (27) Employment-At-Will Agreement, dated September 1, 1999, between M&A and Susan G. Novicki.

     (28) Employment-At-Will Agreement, dated September 1, 1999, between M&A and Katherine Graham-Leviss.

     (29) Employment-At-Will Agreement, dated September 1, 1999, between M&A and Gina Crosby.

     (30) Employment-At-Will Agreement, dated September 1, 1999, between M&A and Carol Hanley.

               4.9(c). Indebtedness and Liens:

     (1) Interep is obligated under its 10% Series A Senior Subordinated Notes due 2008 in the aggregate outstanding principal amount of $99,000,000. The Subsidiaries are guarantors of Interep's obligations under the 10% Senior Subordinated Notes due 2008.

     (2) When Interep or a Subsidiary agrees to buyout a representation contract between a radio station or group of radio stations and another rep firm, Interep or such Subsidiary customarily agrees to indemnify and hold the radio station or group harmless from any buyout liabilities incurred pursuant to the terminated contract. The buyout liability payable to the former rep firm is generally an amount equal to the average monthly commissions earned by the former rep firm over the 12-month period prior to such termination times the number of months remaining in the term of the terminated contract, plus two months.

     (3) Interep agreed to pay $10,403,500 to settle a number of buyout disputes with Katz Communications, Inc. ("Katz") in May 2002 involving stations operated by, among others, Emmis Communications Corporation ("Emmis"), Entercom Communications Corp. ("Entercom") and Cumulus Media Inc. ("Cumulus"). These station groups concurrently provided Katz with affidavits of confession of judgment in amounts equal to the stipulated buyout amounts relating to their stations. Interep agreed that, should it default on its obligation to Katz and the confessions of judgment be enforced, Interep would then grant each of these station groups a security interest in, and the right of set off or recoupment with respect to, any and all amounts then payable by them to Interep up to the amount of the judgments entered against them. With respect to Cumulus, Interep agreed that this security interest would be a first priority security interest.

                                  SCHEDULE 4.10

                  None.

                                  SCHEDULE 4.12

               Interep Interactive holds 51% of the outstanding common stock of Cybereps.

                                  SCHEDULE 4.13

               None.

                                  SCHEDULE 4.14

               Katz Media Group ("Katz") claims it is entitled to be bought out by Interep of its Representation Agreement, dated September 30, 1999 with Chancellor Media Corporation of Ohio (the "WYGY Contract"). Interep believes the successor-in-interest to Chancellor Media Corporation of Ohio terminated the WYGY Contract prior to the time that the station in question became a client of Interep. While no specific threat to commence litigation has been made, Katz has advised Interep that it has turned the matter over to counsel. The amount in controversy is approximately $400,000.

                                  SCHEDULE 4.15

               None.

                                  SCHEDULE 4.16

               All employment agreements are identified in Schedule 4.9, items 10-15 and 24-30.

                                  SCHEDULE 4.17

               Copyrights: Interep and its Subsidiaries hold copyrights in and to the sales and marketing research reports that it prepares as part of its business. These works are not registered with the United States Copyright Office.

               Trademarks

               Registered Trademarks:

                          Trademark                            Registration Date       Registration Number
               ----------------------------------          ------------------------- -----------------------
               Allied Radio Partners                                7/15/97                 2,079,087
               Converging Media 20:20                               8/13/02                 2,608,028
               Country Radio Format Network                         8/23/94                 1,850,836
               E-Radio                                              1/18/00                 2,309,898
               E-Radio Sales                                        6/20/00                 2,360,699
               Interep                                              8/23/88                 1,501,570
               Interep (and design)                                 8/23/88                 1,501,571
               Interep Interactive and design                       4/18/00                 2,343,602
               Internet                                             2/26/85                 1,322,486
               Radio 20:20                                           5/1/01                 2,447,356
               Radio 2000                                           3/14/00                 2,328,970
               Radioexchange                                        6/18/02                 2,580,769
               Selling Today...Innovating For Tomorrow              4/11/00                 2,340,620

                                                                                          Registration
                          Trademark                            Registration Date             Number
               ----------------------------------          ------------------------- -----------------------
               Shop Healthy Sweepstakes                               7/23/02                 2,598,139
               Stationscan                                            2/18/97                 2,038,896
               The Power of Country Radio Tour 94                      5/6/97                 2,058,570
               U Can Win                                             12/15/98                 2,211,596
               Urban Radio Format Network                             8/23/94                 1,850,838

               Pending Trademark Applications:

                                                      Date Application
                            Trademark                       Filed           Serial Number
               ----------------------------------  ---------------------- ------------------
               Conversion Media 2020                       5/4/00             76/039614
               Conversion Media Marketing                  5/4/00             76/039616
               Conversion Media Sales                      5/4/00             76/039615
               Eradio                                      9/9/02             78/162011
               E-Radio 20:20                              3/30/01             78/055962
               E-Radio Resource                          05/31/02             78/132341
               Radio 2005                                  5/4/00             76/039613
               Radioxchange                              12/10/01             78/097565
               The Interep Radio Store and design         4/18/00             76/028618

               Infringement disputes: The internet top level domain name "e-radio.com" is assigned to Technical Staffing Corporation of Santa Rosa, California ("TSC"). Interep has previously placed TSC on notice that TSC has no legitimate right or interest in the domain name "e-radio.com," and of Interep's intention to enforce its exclusive rights in and to the E-RADIO mark against infringement or dilution by TSC, or by any assignee or licensee of the domain name from TSC. On or about September 15, 2002, Interep became aware of the use of the domain name "e-radio.com" by a third party, Lucrative Technologies, Inc., of Shoreview, Minnesota ("LTI"). Interep has issued a demand letter to LTI and has notified TSC of its intention to exercise its rights against TSC.

                                  SCHEDULE 4.18

               None.

                                  SCHEDULE 4.19

               List of employee benefit plans:

               Group Term Life Insurance
               Group Health Insurance
               Group Dental Insurance
               Group Long-Term Disability Insurance
               Medical Spending Account
               Dependent Care Account

            List of employee pension benefit plans:

            The Interep National Radio Sales, Inc. Stock Growth Plan and Trust The Interep National Radio Sales, Inc. Wealth Attainment Plan (401k)


                               SCHEDULE 4.22

            See attached.